Exhibit 99.1

AMERICAN CAMPUS COMMUNITIES

PORTFOLIO OVERVIEW[1]

Wholly-owned properties – summary

Property Type	Design Beds	Leasing Status as of September 26, 2016	Leasing Status as of September 30, 2015	Occupancy Change	Fall 2016 Final Rental Change	Revenue Change	Rental Revenue per leased Bed for Academic Year[2] 2016/2017	Rental Revenue per leased Bed for Academic Year[2] 2015/2016
2017 Same Store Wholly-owned Properties	75,388	97.3%	97.0%	0.3%	3.5%	3.8%	$ 724	$ 700
New Wholly-owned Properties	3,737	91.9%[3]	n/a	n/a	n/a	n/a	$ 769	n/a
Total - Wholly-owned Properties	79,125	97.1%	97.0%	n/a	n/a	n/a	$ 726	n/a
Total Held for Sale Properties[4]	12,083	94.2%	96.2%	-2.0%	0.5%	-1.5%	$ 512	$ 509

Note: The same store grouping above represents properties owned and/or operating for both the entire years ended December 31, 2016 and 2017, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale as of September 30, 2016. This same store grouping is presented for purposes of disclosing the final leasing results for the 2016/2017 academic year, which will have a significant effect on our results of operations for the year ended December 31, 2017.

1. Represents leasing status for the 2016/2017 academic year as of September 26, 2016, as compared to prior academic year final occupancy and rental rates as of September 30, 2015.
2. Represents average rental revenue per leased bed for the academic years presented.
3. Excluding Merwick Stanworth Phase II, a community which will serve faculty and staff members of Princeton University and is expected to stabilize in a manner consistent with a multi-family property during the first academic year, consistent with the first phase Merwick Stanworth development, the company's new wholly-owned properties occupancy is 97.6% percent.
4. Represents 19 properties classified as held for sale beginning on August 1, 2016.

AMERICAN CAMPUS COMMUNITIES |